Exhibit 4.34

CREDIT AGREEMENT

Dated as of December 5, 2003,

among

UNIFIED WESTERN GROCERS, INC.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BANK OF AMERICA, N.A.,

as Co-Syndication Agent and as Co-Lead Arranger,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Syndication Agent,

WELLS FARGO BANK, N.A.,

as Documentation Agent, and

HARRIS TRUST AND SAVINGS BANK,

as Administrative Agent and as Co-Lead Arranger

-ii-

-iii-

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Borrowing Base Certificate
EXHIBIT F	—	Compliance Certificate
EXHIBIT G	—	Additional Guarantor Supplement
EXHIBIT H	—	Assignment and Acceptance
SCHEDULE 1	—	Commitments
SCHEDULE 5.1	—	Fiscal Quarter Ends
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 8.7(h)	—	Existing Indebtedness
SCHEDULE 8.7(j)	—	Patron Guarantees
SCHEDULE 8.8	—	Existing Liens
SCHEDULE 8.9	—	Existing Investments

-iv-

CREDIT AGREEMENT

This Credit Agreement is entered into as of December 5, 2003, by and among UNIFIED WESTERN GROCERS, INC., a California corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, BANK OF AMERICA, N.A., as Co-Syndication Agent and Co-Lead Arranger, GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Syndication Agent, WELLS FARGO BANK, N.A., as Documentation Agent, and HARRIS TRUST AND SAVINGS BANK, as Administrative Agent as provided herein and Co-Lead Arranger. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITIES.

Section 1.1. Commitments. (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

(b) At any time the Borrower may, on the terms set forth below, request that the Commitments hereunder be increased to an amount not to exceed $225,000,000; provided, however, that (i) an increase in the Commitments hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing, and (ii) no Lender’s Commitment shall be increased under this Section 1.1(b) without its consent. In the event of such a requested increase in the Commitments, any financial institution which the Borrower and Administrative Agent invite to become a Lender or to increase its Commitment may set the amount of its Commitment at a level agreed to by the Borrower and the Administrative Agent.

In the event that the Borrower and one or more of the Lenders (or other financial institutions) shall agree upon such an increase in the Commitments (i) the Borrower, the Administrative Agent and each Lender or other financial institution increasing its Commitment or extending a new Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Commitments, as so increased, providing that the financial institutions extending new Commitments shall be Lenders for all purposes under this Agreement, and (ii) the Borrower shall furnish, if requested, a new Note to each financial institution that is extending a new Commitment or increasing its Commitment (provided that any existing Lender shall first deliver its existing Note to the Borrower for cancellation). No such amendment shall require the approval or consent of any Lender whose Commitment is not being increased. Upon the execution and delivery of such amendment as provided above, and upon the reallocation by the Administrative Agent of any outstanding Loans ratably among the Lenders after giving effect to each such increase in the Commitments (to the extent necessary), and the delivery of acknowledgements by the Guarantors of the continuing effect of the Guaranty, this Agreement shall be deemed to be amended accordingly.

Section 1.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s Reimbursement Obligation for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Commitments have been terminated, or (iii) at such time, a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

(c) The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such

Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent (or such shorter period as may be approved by the Administrative Agent in its discretion in respect of any Letter of Credit) of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until paid in full (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on (i) the last day of each calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter) and (ii) at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until paid in full (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding under a Credit at any one time.

Section 1.5. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower either at the Administrative Agent’s principal office in Chicago, Illinois, or by depositing such proceeds to the credit of an account designated by the Borrower.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 2:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.6. Interest Periods. As provided in Section 1.5(a) and 1.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Administrative Agent’s Quoted Rate), the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, (x) 1 week or 1 month thereafter for any period ending on or before January 5, 2004 and (y) at all other times, 1, 2, 3 or 6 months thereafter, and (b) in the case of a Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, on the date 1 to 10 days thereafter as mutually agreed to by the Borrower and the Administrative Agent at the time such Swing Loan is made; provided, however, that:

(i) no Interest Period shall extend beyond the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7. Maturity of Revolving Loans and Swing Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date as the same may be extended from time to time.

Section 1.8. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 and 1.14 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b) Mandatory. (i) The Borrower shall, on each date the Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.

(ii) If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(iii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c) Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10. The Notes. (a) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b) The Swing Loans made to the Borrower by the Administrative Agent shall be evidenced by a single promissory note of the Borrower issued to the Administrative Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.”

(c) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan or Swing Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note.

Section 1.11. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan bearing interest at the Administrative Agent’s Quoted Rate or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or any such Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or any such Swing Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 1.14 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or any such Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or any such Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined. The Borrower shall not be obligated to indemnify or reimburse any Lender for any amounts pursuant to this Section 1.11 for periods occurring prior to the 90th day before the giving of written demand for compensation of such amounts by such Lender.

Section 1.12. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $2,500,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b) Commitment Termination. Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

(c) Extension of Revolving Credit Termination Date. At any time before three months prior to scheduled maturity (the “Renewal Request Date”), the Borrower may request that the Lenders extend the then scheduled Revolving Credit Termination Date to the date two years from such Revolving Credit Termination Date (the “Extension Request”). If such request is made by the Borrower, each Lender shall inform the Administrative Agent of its willingness, in its individual and sole discretion, to extend the Revolving Credit Termination Date no later than 60 days after such Renewal Request Date. Any Lender’s failure to respond by such date shall indicate its unwillingness to agree to such requested extension, and Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute at least 75% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Commitments of the Lenders must approve any requested extension (such Lenders are referred to as the “Extending Lenders”). At any time after the Renewal Request Date, the Extending Lenders may propose, by written notice to the Borrower, an extension of this Agreement to such later date on such terms and conditions as the Extending Lenders may then require. Any Lender that declines the Extension Request (a “Declining Lender”) will have its Commitment terminated on the then existing Revolving Credit Termination Date (without regard to any extension by the other Lenders). If the extension of this Agreement to such later date is acceptable to the Borrower on the terms and conditions proposed by the Extending Lenders, the Borrower shall notify the Lenders of its acceptance of such terms and conditions no later than 65 days after the Renewal Request Date, and such later date will become the Revolving Credit Termination Date hereunder and this Agreement shall otherwise be amended in the manner described in the Extending Lenders’ notice proposing the extension of this Agreement upon the Administrative Agent’s receipt of (i) an amendment to this Agreement signed by the Borrower and the Extending Lenders, (ii) resolutions of the Borrower’s Board of Directors authorizing such extension and (iii) a favorable written opinion of counsel to the Borrower and each Subsidiary, reasonably consistent with the opinion of counsel delivered pursuant to Section 7.2(n) hereto on the Closing Date. The Borrower shall, on the date any Declining Lenders’ Commitments are terminated pursuant to this Section 1.12(c), pay to the Declining Lenders all Obligations owed to the Declining Lenders pursuant to the Loan Documents, and following such payment in full, the Declining Lenders shall cease to be a party to the Loan Documents and shall have no rights (other than rights that by their terms survive the termination of this Agreement) or obligations under any of the Loan Documents. Notwithstanding anything in this Agreement to the contrary, the Revolving Credit Termination Date shall not be extended pursuant to this Section 1.12(c) more than once during the entire term of this Agreement. No Extending Lender shall be obligated to increase its Commitment in connection with any such Extension Request unless such Extending Lender shall expressly, in writing, agree thereto.

Section 1.13. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.14. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. The Swing Loans may be borrowed by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed), as selected by the Borrower pursuant to subsection (c) below. Interest on each Swing Loan that bears interest at the Administrative Agent’s Quoted Rate shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise) and interest on all other Swing Loans shall be due and payable on the last day of each March, June, September and December and on the Revolving Credit Termination Date.

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than (i) 11:30 a.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate be made, and (ii) 3:00 p.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan that is a Base Rate Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower may direct. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 2:00 p.m. (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 1.14(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 2. FEES.

Section 2.1. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.15% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each Fiscal Quarter, commencing on the first such date occurring after the date hereof and on the Revolving Credit Termination Date, unless the Commitments are terminated in whole on an earlier date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin in effect during each day of such quarter (computed on the basis of a year of 360 days and the actual number of days elapsed) applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent the fees agreed to between the Administrative Agent and the Borrower in a letter dated October 9, 2003, or as otherwise agreed to in writing between them.

(d) Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default (i) the Borrower shall not be required to pay the Administrative Agent for more than 1 such audit per calendar year (exclusive of the Initial Field Audit required pursuant to Section 8.6 hereto) and (ii) the fees related to each audit shall not exceed $950.00 per person per day plus reasonable out-of-pocket expenses.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of principal and interest on the Swing Note until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations);

(e) fifth, to the payment of Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(f) sixth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(g) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4. GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations and Hedging Liability shall at all times be guaranteed by each Significant Subsidiary which is not a Financing Subsidiary or an Insurance Subsidiary (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

Section 4.2. Collateral. The Obligations and Hedging Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all of the Collateral described in the Security Agreement; provided that the Borrower and the Guarantors need not perfect any Liens on deposit, brokerage or similar accounts. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations and the Hedging Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof.

Section 4.3. Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof (other than any such Subsidiary which is a Financing Subsidiary or an Insurance Subsidiary), except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any “account debtor” as such term is defined in Section 9- 102 of the UCC.

“Accounts” means all “accounts” as such term is defined in Section 9-102 of the UCC, but only to the extent such accounts are now owned or hereafter received or acquired by or belonging or owing to the Borrower or any Guarantor and arise out of goods sold or services rendered by the Borrower or such Guarantor, as the case may be, in the ordinary course of business.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR

1 - Eurodollar Reserve Percentage

“Administrative Agent” means Harris Trust and Savings Bank and any successor pursuant to Section 11.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 1.14(c) hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, (a) in the case of the Borrower or any of its Subsidiaries, by virtue of being a creditor of such other Person and the Borrower or its Subsidiaries has exercised such power, and (b) in all other cases, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 15% (or 20% with respect to North State Grocery, Inc.) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% (or 20% with respect to North State Grocery, Inc.) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level V below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL FUNDED DEBT TO EBITDAP RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:

V	Greater than or equal to 3.0 to 1.0	0.75%	2.00%	0.40%

IV	Less than 3.0 to 1.0, but greater than or equal to 2.5 to 1.0	0.50%	1.75%	0.35%

III	Less than 2.5 to 1.0, but greater than or equal to 2.0 to 1.0	0.25%	1.50%	0.25%

II	Less than 2.0 to 1.0, but greater than or equal to 1.5 to 1.0	0.00%	1.25%	0.25%

I	Less than 1.5 to 1.0	0.00%	1.0%	0.20%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower, commencing with the Fiscal Quarter ending on or about December 31, 2003, the date on which the Borrower’s financial statements (and, in the case of the year-end financial statements, audit report) for such Fiscal Quarter are required to be delivered pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Funded Debt to EBITDAP Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended, as codified under Title 11 of the United States Code, and the Bankruptcy Rules promulgated thereunder, as the same may be in effect from time to time.

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower’s Equity Securities” means any of the Class A Shares, Class B Shares and Class E Shares of the capital stock of Borrower as contemplated on the Closing Date by the Borrower’s articles of incorporation and Bylaws (but not additional classes hereafter created unless approved by the Required Lenders), whether currently outstanding or hereafter issued, including any such securities which are required by GAAP to be classified as other than equity, whether now or in the future.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.14 hereof.

“Borrowing Base” means, as of any time it is to be determined, the sum of :

(a) 85% of the then outstanding unpaid amount of Eligible Accounts; plus

(b) 65% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory; minus

(c) the amount of all outstanding Secured Grower Payables;

provided that (i) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent or the Required Lenders pursuant to any of the terms hereof or any Collateral Document, as supported by such other evidence reasonably required to be furnished to the Administrative Agent or the Lenders pursuant hereto or pursuant to any such Collateral Document and (ii) each calculation of the Borrowing Base shall be effective from the date the Administrative Agent receives a Borrowing Base Certificate pursuant to Section 7.2 or Section 8.5 hereof or at any other time reasonably acceptable to the Administrative Agent until the date the Administrative Agent receives a later Borrowing Base Certificate pursuant to Section 8.5 hereof or at any other time acceptable to the Administrative Agent. The foregoing Borrowing Base calculation shall be adjusted by the Borrower on a pro forma basis by means of the delivery of a pro forma Borrowing Base Certificate (as verified by an independent field auditor selected by the Administrative Agent) to reflect any acquisition or disposition of assets involving consideration in excess of $10,000,000 that occurs after the Closing Date, for the entirety of the applicable period.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Administrative Agent.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and Los Angeles, California and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Bylaws” means the bylaws of the Borrower as amended from time to time.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Investment Notes” means indebtedness of United Grocers, Inc. in the principal amount not to exceed $15,751,000, evidenced by notes issued pursuant to an Indenture dated as of February 1, 1978, between United Grocers, Inc. and First Trust National Association, and subsequent supplemental indentures.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Residual Notes” means indebtedness of United Grocers, Inc. to former members who tendered their member stock prior to the date of the merger of United Grocers, Inc into the Borrower in a principal amount not to exceed $730,000.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means the occurrence after the date of this Agreement of: (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d- 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing greater than forty percent (40.0%) of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; (ii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing greater than forty percent (40.0%) of the combined voting power of all securities of the Borrower entitled to vote in the election of directors or (iii) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money aggregating in excess of $10,000,000 shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations and the Hedging Liability or any part thereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $210,000,000 on the date hereof.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other contractual obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital stock purchases, capital contributions or otherwise), or to maintain the solvency of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The leasing by the Borrower, as lessee, of real or personal property that the Borrower in turn subleases to a member-patron of the Borrower shall not be a Contingent Obligation for purposes of this Agreement. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Swing Line.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Discounted Value” of any Class B Shares means, as of any date of determination, an amount equal to eighty percent (80.0%) of the aggregate present value on such date of all payments that are included in the Redemption Schedule of such Class B Shares, provided that the present value shall be calculated by using an annual discount rate equal to the annual interest rate then applicable for one-month Eurodollar Loans under this Agreement.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), 8.10(b), 8.10(c), 8.10(d) or 8.10(e) hereof.

“EBITDAP” means, as measured at any date of determination, for any period, an amount equal to the sum of (a) Net Income (before extraordinary non-cash items and non-cash items in respect of discontinued operations), plus (b) Interest Expense, plus (c) provisions for income taxes, plus (d) depreciation, plus (e) amortization, plus (f) other non-cash expenses in an aggregate amount not to exceed $16,500,000, plus (g) Patronage Dividends. The foregoing calculation shall be adjusted on a pro forma basis to reflect an acquisition or disposition of assets involving consideration in excess of $10,000,000 that occurs after the Closing Date, for the entirety of the applicable period.

“Eligible Accounts” means Accounts subject to the Administrative Agent’s perfected first priority security interest and no other Lien except a Permitted Lien (other than a Permitted Lien described in Section 8.8(d) or (i)), and evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent. Notwithstanding the foregoing, an Account shall not be an Eligible Account if:

(a) the Account arises out of a sale made by the Borrower or a Guarantor to a Subsidiary or an Affiliate of the Borrower or to a Person controlled by an Affiliate of any of them; or

(b) the Account remains unpaid more than twenty-nine days after the original due date; or

(c) the Account Debtor in respect of such Account is also a creditor or supplier of the Borrower or any Subsidiary, has disputed liability with respect to such Account, or has made any claim with respect to any other Account due from such Account Debtor to the Borrower or any Subsidiary, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

(d) the Account Debtor in respect of such Account has commenced a voluntary Insolvency Proceeding or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary Insolvency Proceeding or any other Insolvency Proceeding has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or the Administrative Agent otherwise believes, in its sole judgment, that collection of such

Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor’s financial condition; or

(e) the Account arises from a sale to an Account Debtor outside the United States, other than Puerto Rico, the U.S. Virgin Islands and the Territory of Guam, unless the sale is on letter of credit, guaranty, credit insurance or acceptance terms, in each case acceptable to the Administrative Agent in its sole discretion; or

(f) the Account Debtor in respect of such Account is the United States of America, or any state, or any department, agency, instrumentality or subdivision thereof, unless the Borrower assigns its right to payment of such Account to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, so as to comply with the Assignment of Claims Act, as amended (31 U.S.C. Section 3727 et seq.), or the comparable state statute, as the case may be; or

(g) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor, or the services giving rise to such Account have not been performed by the Borrower or any Guarantor and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; or

(h) the Borrower or any Guarantor has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the Borrowing Base; or

(i) for any Account Debtor whose Accounts comprise ten percent (10%) or more of the Borrower and the Guarantors’ aggregate Accounts, the value of Accounts of such Account Debtor in excess of said ten percent (10%); or

(j) in the event twenty-five percent (25%) or more of the Accounts of any of the ten (10) Account Debtors with the greatest aggregate value of Accounts shall be deemed ineligible under clause (b) above, all Accounts of such Account Debtor; or

(k) the amount of any discount that has been applied to any Accounts under the Borrower’s internal volume discount programs to members, and the amount of any funds received by the Borrower or any Guarantor under any manufacturer promotional program that has yet to be applied to any Accounts; or

(l) all Accounts in which an employee of the Borrower or any Subsidiary is the Account Debtor; or

(m) in the event a patron makes cash deposits in excess of the applicable Patron Required Deposit, the aggregate value of Accounts of such patron shall be reduced by the amount of such excess deposits; or

(n) the Administrative Agent in its reasonable discretion shall deem such Account not to qualify as an Eligible Account.

“Eligible Line of Business” means the wholesale food and grocery business and any reasonable extensions thereof and reasonably compatible lines of business.

“Eligible Inventory” means such Inventory of the Borrower or any Guarantor which the Administrative Agent, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in the Administrative Agent’s opinion, it (a) is not perishable, provided that fresh meat, fresh produce and fresh dairy products shall be considered perishable, and frozen foods and delicatessen foods shall be considered not perishable for purposes hereof; (b) is in good, new (including unused returned goods) and saleable condition; (c) is not obsolete or unmerchantable, (d) meets all standards imposed by any Governmental Authority; (e) is at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien (other than a Permitted Lien described in Section 8.8(d) or (i)); and (f) is situated at a location in compliance with Section 4(b) of the Security Agreement. Without limiting the generality of the foregoing, (i) any Inventory located at any premises where it is held on consignment or may be subject to a warehouseman’s or other bailee’s lien and (1) the consignor shall not have timely complied with Section 9-324 of the UCC as to such Inventory and (2) the Administrative Agent shall not have received written acknowledgment from such consignee, warehouseman or bailee of the Administrative Agent’s prior Lien, shall not constitute Eligible Inventory, (ii) any foreign Inventory, cigarette stamp Inventory, consigned Inventory, and any Inventory that constitutes computers, store equipment and packaging supplies, shall not constitute Eligible Inventory, and (iii) any deferred gains and member price discounts shall be deducted from the value of Eligible Inventory.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof in each case following the passage of all applicable periods of grace and the giving of all applicable notices under Section 9.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Financing Subsidiaries” means (a) Grocers Capital Company, (b) United Resources, Inc. and (c) any of their Subsidiaries.

“Fiscal Quarter” means each Fiscal Quarter of the Borrower ending on or about the last day of each December, March, June and September, as may be adjusted from time to time to coincide with changes in the Borrower’s Fiscal Year. For purposes of this Agreement, the last day of each Fiscal Quarter of the Borrower from the date hereof to and including the Revolving Credit Termination Date is set forth on Schedule 5.1 hereto.

“Fiscal Year” means the Fiscal Years of the Borrower thereafter consisting of a fifty-two (52) or fifty-three (53) week fiscal period ending on the Saturday nearest September 30 of each calendar year.

“Fixed Charges” means, at any time the same is to be determined, the sum of (a) the regularly scheduled installments of principal of Total Funded Debt (excluding current payments on Loans outstanding hereunder) payable during the four consecutive Fiscal Quarters ending following the date of determination, and (b) Interest Expense for the four consecutive Fiscal Quarters ending on the date of determination.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Grocers Capital Company” mean Grocers Capital Company, a California corporation.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) the net amount of the obligations of such Person to a counterparty under Rate Contracts and (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money; provided that (i) Patron Required Deposits and any other deposits made by patrons of the Borrower in the ordinary course of business and (ii) the Borrower’s Equity Securities, shall not constitute Indebtedness for Borrowed Money.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of case (a) and (b) undertaken under federal, state or foreign law, including the Bankruptcy Code.

“Insurance Subsidiaries” means (a) Grocers and Merchants Insurance Service, Inc., a California corporation, (b) Springfield Insurance Company, a California corporation, (c) Springfield Insurance Company Limited, a Bermuda corporation, and (d) any of their Subsidiaries.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“Inventory” means any “inventory” as such term is defined in Section 9-102 of the UCC, now or hereafter owned or acquired by the Borrower or any Guarantor.

“John Hancock Agreement” means the Note Purchase Agreement dated as of September 29, 1999, among the Borrower, John Hancock Mutual Life Insurance Company and certain other Persons as at any time amended or extended and, so long as the collateral therefor is no greater than the John Hancock Collateral on the Closing Date, refinanced or replaced.

“John Hancock Collateral” means Property of the Borrower and the Guarantors, other than the Collateral, that may at any time be or become subject to a Lien granted or created to secure the payment and performance of the John Hancock Debt.

“John Hancock Debt” means the Indebtedness for Borrowed Money of the Borrower in an aggregate principal amount not to exceed $150,000,000 (which is currently evidenced by Senior Secured Notes due April 1, 2008, and Senior Secured Notes due October 1, 2009) (including any future extensions of credit under the John Hancock Agreement for so long as such principal limitation is not exceeded) issued pursuant to the John Hancock Agreement, which is secured only by Liens in the John Hancock Collateral.

“L/C Issuer” means the Administrative Agent or with respect to any Letter of Credit not issued by the Administrative Agent, any other Lender approved in writing by an Authorized Representative of the Borrower and the Administrative Agent.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Harris Trust and Savings Bank and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate

Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and the Guarantors taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided that from and after the termination in full of the Commitments, the cancellation or expiration of all Letters of Credit issued hereunder and the repayment of all Loans, Reimbursement Obligations and all fees and other non-contingent amounts payable hereunder, no Contingent Obligations which may survive such termination and repayment shall entitle the Administrative Agent or the Lenders to retain the Collateral or the Guarantees.

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“Patronage Dividend Certificates” means “patronage dividend certificates” as defined in Article I, Section 5A of the Bylaws.

“Patronage Dividends” means patronage dividends actually made by the Borrower to its patrons pursuant to Article VII of the Bylaws.

“Patron Required Deposits” means subordinated deposits required to be made by patrons of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business, provided that if the Acquired Business consists in whole or in part of retail food and grocery sales (i) the acquisition of such retail business must be made either (A) to recover an investment made by the Borrower or (B) to facilitate the sale of such retail food and grocery sales business to an identified third party and (ii) the Total Consideration paid for all such Acquired Businesses consisting of retail food and grocery sales shall not exceed $25,000,000 during the term of this Agreement);

(b) the Acquired Business has its primary operations within the United States of America;

(c) the Acquisition shall not be a Hostile Acquisition;

(d) where the Total Consideration exceeds $5,000,000, the financial statements of the Acquired Business shall have been audited by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Administrative Agent and (ii) the Acquired Business has undergone a successful so-called businessman’s review by one of the “Big Four” accounting firms as part of the Borrower’s due diligence on the Acquisition, and the Borrower, not less than 30 days prior to any such Acquisition, shall have furnished to the Administrative Agent and the Lenders at such time 3-year historical financial information of the Acquired Business;

(e) the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, does not exceed $50,000,000 in the aggregate;

(f) the Borrower shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year pro forma financial forecasts of the Acquired Business and the Borrower on a consolidated basis after giving effect to the Acquisition and projected covenant compliance calculations reasonably satisfactory to the Administrative Agent;

(g) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(h) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.22 hereof on a pro forma basis; and

(i) after giving effect to such Acquisition, the Borrowing Base shall exceed the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding by not less than $15,000,000.

“Permitted Liens” has the meaning set forth in Section 8.8.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Rate Contract” means any interest rate or currency cap or swap, or other agreement or arrangement designed to provide protection against fluctuations in interest or currency exchange rates.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, U.S.C. 42 §§6901 et seq., and any future amendments.

“Redemption Schedule” of Class B Shares means the schedule of payments that the Borrower reasonably estimates it would be expected to make, under its redemption policy for Class B Shares as in effect on the Closing Date, in order to redeem completely such Class B Shares, assuming (i) such redemptions were made on the last day of each Fiscal Year of the Borrower and (ii) no more Class B Shares were issued after the Closing Date.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute more than 51% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Commitments of the Lenders.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Termination Date” means December 5, 2007, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof or such later date as extended pursuant to Section 1.12(c).

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Secured Grower Payables” shall mean all amounts owed from time to time by the Borrower or any Guarantor to any Persons on account of the purchase price of agricultural commodities if such Person is entitled to the benefit of any grower’s lien, statutory trust or similar security arrangements to secure the payment of such amounts owed to such Person.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Significant Subsidiaries” means each Subsidiary of the Borrower which has assets in an aggregate amount in excess of $250,000 per Subsidiary, provided that the aggregate assets of all Subsidiaries that are not Significant Subsidiaries shall not exceed $1,000,000 at any time, and provided further that each Subsidiary which is treated as a “Significant Subsidiary” under the John Hancock Agreement or which otherwise becomes a guarantor or other surety for the John Hancock Debt shall be a Significant Subsidiary hereunder. The Borrower and Lenders acknowledge and agree that the Significant Subsidiaries on the Closing Date (other than those which are Insurance Subsidiaries or Financing Subsidiaries) are identified on Schedule 6.2 with an asterisk.

“Subordinated Debt” means (a) the Borrower’s obligations evidenced by the Subordinated Redemption Notes, (b) the Borrower’s obligations evidenced by the Capital Investment Notes and Capital Residual Notes, and (c) Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations and Hedging Liability pursuant to subordination provisions approved in writing by the Administrative Agent and the Required Lenders and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent and the Required Lenders.

“Subordinated Redemption Notes” means indebtedness evidenced by subordinated redemption notes at any time in an aggregate amount not to exceed $3,275,000, issued by the Borrower to member-patrons to redeem Class B Shares in excess of the applicable Patron Required Deposits.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

“Swing Line Sublimit” means $15,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

“Swing Note” is defined in Section 1.10(b) hereof.

“Tangible Net Worth” means, at any time the same is to be determined, an amount equal to the sum of (a) the aggregate value of the shareholders’ equity of the Borrower and its Subsidiaries, but in any event including the Borrower’s Equity Securities, plus (b) the aggregate amount of Patron Required Deposits reflected on the Borrower’s balance sheet, plus (c) the aggregate book value of the principal amount of all Patronage Dividend Certificates that are first payable after the Revolving Credit Termination Date, plus (d) the aggregate principal amount of any outstanding Subordinated Redemption Notes, less (e) the aggregate book value of all assets of the Borrower and its Subsidiaries which would be classified as intangible assets under GAAP.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, on a consolidated basis, the total amount of all Indebtedness for Borrowed Money at such time of (a) the Borrower and each of its Subsidiaries (other than the Financing Subsidiaries and the Insurance Subsidiaries), or (b) of any other Person for and as to which the Borrower or any of its Subsidiaries (other than the Financing Subsidiaries and the Insurance Subsidiaries) is contingently liable; provided, however, that Total Funded Debt (i) shall include the scheduled lease payments for the year following such date on Contingent Obligations permitted under Section 8.7(j) (excluding “percentage rent” or other contingent rent and payments to be made by the lessee for property taxes, insurance, utilities, common area maintenance charges and the like) and all obligations evidenced by the Capital Investment Notes and the Capital Residual Notes, and (ii) shall exclude the value of Patronage Dividend Certificates, Patronage Required Deposits, any other deposits made by patrons of the Borrower and its Subsidiaries in the ordinary course of business and the amount of Indebtedness for Borrowed Money evidenced by the Subordinated Redemption Notes.

“Total Funded Debt to EBITDAP Ratio” is set forth in Section 8.22(a).

“UCC” means the Uniform Commercial Code of the State of Illinois as in effect from time to time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect (without regard to a Default or Event of Default) and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Lender which is the Administrative Agent for purposes of computing the commitment fee under Section 2.1(a) hereof.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of California, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and respective percentages so owned. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the

Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Significant Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and Hedging Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Significant Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Significant Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Significant Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Significant Subsidiary in any material respect, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Significant Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Significant Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Margin Stock. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of the Fiscal Year ending on or about September 28, 2002, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche, L.L.P., independent public accountants, and the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission for the Borrower’s Fiscal Quarter ending June 28, 2003, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the

Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since September 28, 2002, no Material Adverse Effect has occurred.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same may reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, may reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. The Borrower is a party to certain litigation which has been disclosed in the Borrower’s public filings with the Securities and Exchange Commission, none of which if adversely determined, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Significant Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Guarantors) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, other than as otherwise described as of the Closing Date in the Borrower’s filings with the Securities and Exchange Commission.

Section 6.15. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA, which may reasonably be expected to have a Material Adverse Effect.

Section 6.17. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

Section 6.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured may reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. The Borrower and its Significant Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20. Patronage Dividend Certificates. All Patronage Dividend Certificates issued as of the Closing Date are and shall remain, and all subsequently issued Patronage Dividend Certificates shall be and remain, subordinate in right of payment to the Indebtedness of the Borrower evidenced by this Agreement and the other Loan Documents on terms which are substantially similar to those set forth in the respective Patronage Dividend Certificates existing as of the Closing Date or on other terms acceptable to the Required Lenders.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7. CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the conversion of a LIBOR Loan into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) the Borrower and each Subsidiary shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower, the Guarantors, and the Lenders;

(b) the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c) the Administrative Agent shall have received the Security Agreement duly executed by the Borrower and the Guarantors;

(d) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and loss payee;

(e) the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g) the Administrative Agent shall have received certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(i) the Administrative Agent shall have received for itself and for the Lenders the initial fees agreed upon by the Borrower and the Administrative Agent;

(j) the Administrative Agent shall have received in a form acceptable thereto a certified copy of the Borrower’s internally prepared balance sheet, income statement and cash flow statement without footnotes as of the last day of the Borrower’s 2003 Fiscal Year;

(k) each Lender shall have received such evaluations and certifications as it may reasonably require (including a Borrowing Base Certificate containing calculations of the Borrowing Base after giving effect to the initial Credit Event) in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

(l) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(m) the Administrative Agent shall have received (i) a certified copy of all agreements evidencing Indebtedness for Borrowed Money as in effect on the Closing Date and (ii) pay-off and lien release letters from Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch setting forth, among other things, the total amount of indebtedness outstanding and owing pursuant to its credit facility with the Borrower (or outstanding letters of credit issued for the account of the Borrower or any Guarantor) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Guarantor, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(n) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent; and

(o) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Significant Subsidiary to, preserve and maintain its existence, except terminations of existence of Significant Subsidiaries in connection with any permitted merger or consolidation, or the winding up of the business of that Significant Subsidiary (except to the extent expressly prohibited by this Agreement) and, as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Significant Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so may reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties and Collateral. The Borrower shall, and shall cause each Significant Subsidiary to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the utility thereof shall be preserved and maintained, except to the extent that, in the business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Significant Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Significant Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Significant Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request (it being understood that the Borrower and its Subsidiaries shall not be required to provide consolidating statements in respect of their operations); and without any request, shall furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available, and in any event within 25 days after the last day of each fiscal month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month prepared by the Borrower and certified to by its chief financial officer, treasurer or another officer of the Borrower acceptable to the Administrative Agent.

(b) as soon as available, and in any event within 45 days after the close of each Fiscal Quarter of each Fiscal Year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter and for the Fiscal Year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer, treasurer or another officer of the Borrower acceptable to the Administrative Agent; provided, however, that delivery in the time period specified above (or, if longer, the time period allowed by the Securities and Exchange Commission for the delivery of the Borrower’s Form 10-Q pursuant to one extension request, provided that in no event shall such time period exceed 65 days after the close of the applicable Fiscal Quarter of the Borrower) of copies of the Borrower’s Quarterly Report on Form 10- Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.5(b);

(c) as soon as available, and in any event within 90 days after the close of each Fiscal Year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Deloitte & Touche, L.L.P. or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided, however, that delivery in the time period specified above (or, if longer, the time period allowed by the Securities and Exchange Commission for the delivery of the Borrower’s Form 10-K pursuant to one extension request, provided that in no event shall such time period exceed 110 days after the close of the applicable Fiscal Year of the Borrower) of copies of the Borrower’s Annual Report on Form 10-K prepared in compliance with requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.5(c);

(d) promptly after receipt thereof, any in writing delivered to the Borrower or any of its Subsidiaries from their independent public accountants which reports any material weaknesses;

(e) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower to its equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including, if not delivered pursuant to subsections (b) or (c) above, all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f) as soon as available, and in any event within 90 days after the beginning of each Fiscal Year of the Borrower, a copy of the Borrower’s consolidated financial projections for the following Fiscal Year, such consolidated financial projections to show the Borrower’s projected income and expenses, balance sheet and cash flow statement on a quarter-by-quarter basis, such consolidated financial projections to be in reasonable detail prepared by the Borrower and in form similar to those delivered to the Lenders prior to the Closing Date, or otherwise reasonably satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such consolidated financial projections);

(g) notice of any Change of Control;

(h) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary which may reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder; and

(i) with each of the financial statements furnished to the Lenders pursuant to subsections (b) and (c) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer or treasurer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of the Borrower’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.

Section 8.6. Inspection. The Borrower shall, and shall cause each Significant Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (an “Audit”) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower and, except for the Initial Field Audit, not more often than once per calendar year. Notwithstanding anything herein to the contrary, the Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent and its duly authorized representative and agents to conduct an Audit within sixty days of the Closing Date at such reasonable time as the Administrative Agent may designate (the “Initial Field Audit”) in addition to any Audit otherwise permitted by this Section 8.6. In addition, the Administrative Agent, each Lender and each of their duly authorized representatives and agents may visit and inspect any Property of the Borrower and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries, and to be advised as to the same by, the Borrower’s and its Subsidiaries officers and employees at such reasonable time and intervals as the Administrative Agent or any such Lender may request and upon reasonable prior notice to the Borrower.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, including under any Contingent Obligations, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations and Hedging Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and in the case of Hedging Liability, their Affiliates);

(b) obligations of the Borrower arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions for non-speculative purposes;

(c) endorsement of items for deposit or collection in the ordinary course of business;

(d) indebtedness from time to time owing by any Guarantor to the Borrower;

(e) the John Hancock Debt, and increases, refinancings and extensions thereof which do not result in a shortening of the maturity thereof or result in the aggregate outstanding principal balance thereof being in excess of $150,000,000;

(f) Indebtedness for Borrowed Money incurred by any of the Financing Subsidiaries consisting of a working capital credit facility at any time in an aggregate amount not to exceed $10,000,000, and any Contingent Obligations of any of the Financing Subsidiaries with respect to Indebtedness for Borrowed Money of another Person;

(g) Subordinated Debt consisting of Capital Investment Notes, Capital Residual Notes, Patronage Dividend Certificates and Subordinated Redemption Notes;

(h) other Indebtedness for Borrowed Money outstanding on the Closing Date and described on Schedule 8.7(h) hereto and refinancings, replacements, amendments and extensions thereof which do not increase the principal amount thereof;

(i) Indebtedness for Borrowed Money (in addition to the Indebtedness for Borrowed Money permitted pursuant to Section 8.7(h)) and guaranties of loans and other obligations of patrons of the Borrower in the ordinary course of business incurred by the Borrower or any of its Subsidiaries in the form of (1) purchase money indebtedness, Capitalized Lease Obligations and other secured financings of the Borrower and its Subsidiaries and (2) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section and guaranties of loans and other obligations of patrons of the Borrower in the ordinary course of business, provided that the principal amount of all Indebtedness for Borrowed Money and guarantees permitted under this subsection (i) shall not exceed $35,000,000 in the aggregate at any one time outstanding;

(j) guaranties of lease of real property or equipment entered into by patrons of the Borrower in the ordinary course of business, provided that (i) all such guarantees existing on the Closing Date are described on Schedule 8.7(j) hereto, (ii) the aggregate amount of all guaranteed obligations consisting of lease payments (excluding “percentage rent” or other counterpart rent and payments to be made by the lessee for property taxes, insurance, utilities, common maintenance charges and the like) payable in the year following the date of determination shall not exceed $12,500,000; and

(k) letters of credit outstanding on the Closing Date identified in Section 8.8(l); provided that such letters of credit are terminated on or before December 31, 2003.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent (collectively, the “Permitted Liens”):

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, growers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(d) Liens on real property, fixtures and equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(i)(1) hereof, representing or incurred to finance such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g) Liens on assets of the Financing Subsidiaries and any of the Insurance Subsidiaries;

(h) Liens to secure the John Hancock Debt, provided that such Liens shall not encumber the Collateral;

(i) Liens disclosed on Schedule 8.8, provided that the obligations secured thereby are not increased;

(j) the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;

(k) extensions or renewals of any Lien described in this Section 8.8; and

(l) cash collateral in amount not to exceed $10,000,000 pledged to secure letters of credit outstanding on the Closing Date issued by Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch and Bank of the West; provided that such Lien shall be terminated on or before December 31, 2003.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary (other than the Insurance Subsidiaries and the Financing Subsidiaries) to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s investments from time to time in the Guarantors, and investments made from time to time by a Guarantor in or more of its Subsidiaries that is also a Guarantor;

(g) intercompany advances made from time to time by the Borrower or any Subsidiary thereof to the Guarantors in the ordinary course of business to finance working capital needs;

(h) Permitted Acquisitions;

(i) investments hereafter made in Grocers Capital Company to the extent necessary to comply with that certain Third Amended and Restated Operating Agreement dated as of October 2, 2000, between the Borrower and Grocers Capital Company; provided that the Borrower assigns to the Administrative Agent for the benefit of the Lenders a promissory note evidencing any such investment, which assignment shall secure the Obligations on a pari passu basis with the John Hancock Debt pursuant to an intercreditor agreement in form and substance satisfactory to the Required Lenders in their sole discretion;

(j) investments by the Borrower (x) in member-patrons of the Borrower as may be approved by the Board of Directors of the Borrower and (y) in the equity securities of Persons engaged in the same business as Borrower (or business reasonably related thereto, as determined by the Board of Directors of Borrower, in its discretion), in an aggregate initial value (as determined in accordance with GAAP but without regard to any write-up or write-down of the initial value) which, together with the amount of all such investments existing on the Closing Date, does not exceed $30,000,000 for all investments permitted by this Section 8.9(j);

(k) investments in the Borrower’s Subsidiaries and other investments in each case existing on the Closing Date disclosed on Schedule 8.9 and refinancings, replacements, amendments and extensions thereof that do not increase the principal amount thereof;

(l) investments hereafter made in any Insurance Subsidiary to the extent required by a Governmental Authority, so long as the Borrower has obtained the prior written consent of Required Lenders;

(m) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding; and

(n) investments in life insurance policies and other similar financial products representing deferred compensation and retirement plans for officers and employees of the Borrower and its Significant Subsidiaries.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Significant Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrower and the Guarantors to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, (ii) no Guarantor shall merge into any Subsidiary that is not a Guarantor unless it complies with Section 4 hereof, and (iii) no Significant Subsidiary may merge into a Financing Subsidiary or an Insurance Subsidiary;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $20,000,000 during the entire term of this Agreement; and

(g) any merger or consolidation with a person which is the subject of a Permitted Acquisition, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger.

Section 8.11. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(c) above.

Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of the following dividends or distributions:

(i) Patronage Dividends;

(ii) redemption by the Borrower of its Class A Shares, Class B Shares and Class E Shares permitted by the Bylaws;

(iii) dividends or other distributions made by a Subsidiary of the Borrower to the Borrower or to a Guarantor, or to any other Subsidiary which is an equity holder in that Subsidiary; provided that Financing Subsidiaries may not make dividends or distributions to other Subsidiaries that are not Financing Subsidiaries or Guarantors, and that Insurance Subsidiaries may not make dividends or distributions to other Subsidiaries that are not Insurance Subsidiaries or Guarantors; and

(iv) purchase of Class B Shares of the Borrower for a price equal to or less than the Discounted Value of the Class B shares; provided that the Required Lenders shall have first approved such purchase (which shall not be unreasonably withheld or delayed);

provided, however, that upon the occurrence and during the continuation of an Event of Default, the Borrower may make Restricted Payments permitted hereby only to the extent necessary to maintain its status as a cooperative under Subchapter T of the Code.

Section 8.13. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed may reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, other than events for which the PBGC has waived the notice requirements in its regulations, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 8.15. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Guarantors) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16. No Changes in Fiscal Year. The Fiscal Year of the Borrower and its Subsidiaries ends on the dates specified in the definition of Fiscal Year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year from its present basis, in each case, without the consent of the Required Lenders, which consent shall not be unreasonably withheld but may be conditioned upon an amendment hereto which conforms the financial covenants to such periods.

Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.18. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date and other businesses which are, in the judgment of the Borrower, reasonably related or complimentary thereto provided, that the Borrower and its Subsidiaries shall not engage in any retail business for more than one year from the effective date of its acquisition if the Total Consideration paid with respect to all acquired retail businesses retained for a one year period at any time exceeds $10,000,000. The Borrower may request an extension or elimination of such one year period with respect to any acquired retail business.

Section 8.19. Use of Loan Proceeds. The Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes and those of the Guarantors, to refinance existing indebtedness, to finance capital expenditures and for such other legal and proper purposes as are consistent with all applicable laws.

Section 8.20. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary (other than the Financing Subsidiaries) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on their ability to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; provided, however, that the Insurance Subsidiaries may permit such encumbrance or restriction to the extent required by any Governmental Authority, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents; in each case, provided, however, that (i) the Borrower or its Subsidiaries may agree to any such restriction or encumbrance in connection with Property acquired with the proceeds of purchase money Indebtedness or any Capital Lease permitted by this Agreement when such encumbrance or restriction by its terms is effective only against the assets subject to such Lien and (ii) the Insurance Subsidiaries may agree to any such restriction or encumbrance as may be required by law or requested by any Governmental Authority having regulatory jurisdiction.

Section 8.21. Subordinated Debt. The Borrower shall not, nor shall it permit any Subsidiary to, amend or modify any of the terms or conditions relating to Subordinated Debt except for amendments to the Borrower’s Bylaws permitted by Section 8.23 hereof, or make any voluntary prepayment thereof or effect any voluntary redemption thereof or make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

Section 8.22. Financial Covenants. (a) Total Funded Debt to EBITDAP Ratio. As of the last day of each Fiscal Quarter of the Borrower set forth below, the Borrower shall not permit the ratio of (x) Total Funded Debt at such time to (y) EBITDAP for the four Fiscal Quarters of the Borrower then ended to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	TOTAL FUNDED DEBT TO EBITDAP SHALL NOT BE GREATER THAN

the date hereof	Fiscal Quarter ending on or about September 30, 2005	3.75 to 1.0

Fiscal Quarter ending on or about December 31, 2005	Fiscal Quarter ending on or about September 30, 2006	3.50 to 1.0

Fiscal Quarter ending on or about December 31, 2006	and at all times thereafter	3.25 to 1.0

(b) Tangible Net Worth. The Borrower shall, as of the last day of each Fiscal Year, maintain Tangible Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than $80,000,000.

(c) Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall maintain a ratio of (x) EBITDAP for the four Fiscal Quarters of the Borrower then ended to (y) Fixed Charges for the same four Fiscal Quarters then ended of not less than 1.80 to 1.0.

(d) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in excess of $25,000,000 in the aggregate during any Fiscal Year; provided, however, that in any Fiscal Year of the Borrower, the Borrower may make Capital Expenditures in such Fiscal Year that exceed the maximum amount stated above (without giving effect to this proviso) for such Fiscal Year by an amount not to exceed the lesser of $10,000,000 and the difference between the maximum amount stated above (without giving effect to this proviso) for the immediately preceding Fiscal Year of the Borrower and the Borrower’s actual Capital Expenditures for such immediately preceding Fiscal Year of the Borrower.

Section 8.23. Amendments to Articles of Incorporation and Bylaws. (a) The Borrower shall give the Administrative Agent reasonable prior written notice of any proposed amendment to the Borrower’s articles of incorporation or Bylaws and prompt written notice of any amendments to the Borrower’s articles of incorporation or Bylaws approved by the Borrower’s board of directors.

(b) The Borrower shall not amend any provision of its articles of incorporation or Bylaws in a manner that is adverse to the interests of the Lenders.

Section 8.24. Deposit Accounts. On or before June 1, 2004, the Borrower and the Guarantors shall cause all deposit accounts through which any proceeds of the Collateral are collected to be established with one or more of the Lenders, and at all times after such deposit accounts are established, the Borrower and the Guarantors shall keep and maintain such deposit accounts with one or more of the Lenders.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (i) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or (ii) default for a period of three Business Days in the payment when due of any interest on any Note when due or of any Reimbursement Obligation or of any fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.18, 8.21, 8.22, 8.23 or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Significant Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money in such an amount shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Significant Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Borrower or any Significant Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Significant Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Significant Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any Significant Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof within 60 days; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Significant Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding

Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender including reasonable attorneys’ fees (including, without limitation, the allocated cost of internal counsel) and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if any change after the Closing Date in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) The Borrower shall not be obligated to indemnify or reimburse the Administrative Agent or any Lender for any amounts pursuant to this Section 10.3 for periods occurring prior to the 90th day before the giving of written demand for compensation of such amounts by the Administrative Agent or such Lender.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris Trust and Savings Bank as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of a Default or Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in this Agreement. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower effective upon the appointment of a successor in accordance with this Section. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (which unless a Default or Event of Default exists, shall be reasonably approved by the Borrower). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed within the period specified above, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 11.9. Hedging Liability. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability unless such

Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10. Additional Agents. The designation of one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereof shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(i)(1) and 8.8(d) hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Section 11.12. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate to the extent not inconsistent with the express terms of this Agreement, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 12. THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Significant Subsidiary party hereto (including any Significant Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent, but excluding in any event the Financing Subsidiaries and the Insurance Subsidiaries) hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations and Hedging Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations or Hedging Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or any agreement relating to Hedging Liability or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other Guarantor contained in any Loan Document or any agreement relating to Hedging Liability;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other Guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith or any agreement relating to Hedging Liability;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other Guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other Guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other Guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations and Hedging Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and Hedging Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations and Hedging Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another Guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13. MISCELLANEOUS.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations, but the survival thereof shall not, unless any amount is then currently due in respect of any such indemnity, be the basis for the retention of any Collateral by the Administrative Agent or the Lenders.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower or any Guarantor to:

Unified Western Grocers, Inc.

5200 Sheila Avenue

Commerce, California 90040

Attention : Chief Financial Officer

Telephone: (323) 264-5200

Telecopy: (323) 265-4162

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Guarantors and their successors and permitted assigns, and shall be binding upon and inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this

Section, and the Administrative Agent and the Borrower shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest or release any substantial part of the Collateral (except as otherwise provided in the Loan Documents). Any party to which such a participation has been granted may be granted the derivative benefits of Section 1.11 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary but shall be subject to the provisions of Section 13.24 hereof.

Section 13.12. Assignments. (a) Each Lender shall have the right at any time, with the prior consent of the Administrative Agent and, so long as no Event of Default then exists, the Borrower (which consent of the Borrower shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Administrative Agent, such sale, assignment, transfer or negotiation shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is assigning all of its Commitments, outstanding Loans and interests in Letters of Credit Obligations, the assigning Lender shall retain at least $5,000,000 in unused Commitments, outstanding Loans and interests in Letters of Credit, (ii) the assignee Lender shall have Commitments, outstanding Loans and interests in Letters of Credit of at least $5,000,000, (iii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent and, if required as provided above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Commitments of the assigning Lender to be assumed by the assignee Lender, and (iv) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent in connection with any such assignment agreement; provided, further, however, that the Borrower’s consent shall not be required with respect to assignments by any Lender to any Affiliate thereof. Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assigning Lender shall thereafter surrender to the Borrower its old Notes. The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(b) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) except for amendments that comply with Section 1.1(b) hereof, the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or the L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any material Guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby; and

(iv) no amendment that increases the advance rates contained in the definition of the term “Borrowing Base” contained in Section 5.1 of this Agreement shall be made without the consent of the Lenders whose outstanding Loans and interest in Letters of

Credit and Unused Commitments constitute more than 66-2/3% of the sum of the total outstanding Loans, interest in Letters of Credit and Unused Commitments of the Lenders.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic audits, collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and permitted assigns.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24. Confidentiality. The Administrative Agent and each Lender agree to hold any confidential information that it may receive from Borrower and its Subsidiaries in confidence, except for disclosure: (a) to other Lenders and Affiliates of such Lender, provided that each such Affiliate receiving such information shall be bound by the provisions of this Section as if it were a Lender hereunder, and shall execute in favor of Borrower such documentation with respect thereto as Borrower shall request in writing; (b) to legal counsel and accountants for Borrower, the Administrative Agent or any Lender; (c) to other professional advisors to Borrower, the Administrative Agent or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (d) to regulatory officials having jurisdiction over the Administrative Agent or that Lender; (e) as required by Law or legal process or in connection with any legal proceeding to which the Administrative Agent, that Lender, the Borrower or any of its Subsidiaries are parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or its Subsidiaries to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower or any of its Subsidiaries. Notwithstanding anything herein to the contrary, the confidential information referred to in this Section shall not include, and the Borrower, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

UNIFIED WESTERN GROCERS, INC.

By	/s/ Christine Neal
Name CHRISTINE NEAL
Title VICE PRESIDENT, TREASURER

“GUARANTORS”

GROCERS DEVELOPMENT CENTER, INC., GROCERS SPECIALTY COMPANY, CROWN GROCERS, INC. AND SAV MAX FOODS, INC.

By	/s/ Christine Neal
Name CHRISTINE NEAL
Title VICE PRESIDENT, TREASURER

[Signature Page to Credit Agreement]

“LENDERS”

HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Lender, as L/C Issuer, as Administrative Agent and as Co-Lead Arranger

By	/s/ C. Scott Place
Name: C. Scott Place
Title: Vice President

Address:

111 West Monroe Street Chicago, Illinois 60603
Attention: Food Group
Telephone: (312) 461-6703
Telecopy: (312) 765-1030

BANK OF AMERICA, N.A., in its individual capacity as a Lender, as Co-Syndication Agent and as Co-Lead Arranger

By
Name

Title

Address:

525 S. Flower Street Mezzanine Level Los Angeles, California 90071
Attention: Robert Lagace
Telephone: (213) 345-6920
Telecopy: (213) 345-6983

[Signature Page to Credit Agreement]

“LENDERS”

HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Lender, as L/C Issuer, as Administrative Agent and as Co-Lead Arranger

By
Name: C. Scott Place
Title: Vice President

Address:

111 West Monroe Street Chicago, Illinois 60603
Attention: Food Group
Telephone: (312) 461-6703
Telecopy: (312) 765-1030

BANK OF AMERICA, N.A., in its individual capacity as a Lender, as Co-Syndication Agent and as Co-Lead Arranger

By	/s/ William C. Swiontek
Name WILLIAM C. SWIONTEK
Title SENIOR VICE PRESIDENT

Address:

525 S. Flower Street Mezzanine Level Los Angeles, California 90071
Attention: Robert Lagace
Telephone: (213) 345-6920
Telecopy: (213) 345-6983

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, in its individual capacity as a Lender and as Co-Syndication Agent

By	/s/ Scott B. Kaplan
Name SCOTT B. KAPLAN
Title DULY AUTHORIZED SIGNATORY

Address:

350 S. Beverley Drive #200 Beverly Hills, California 90212
Attention: Scott Kaplan
Telephone: (310) 284-2765
Telecopy: (310) 758-0644

WELLS FARGO BANK, N.A., in its individual capacity as a Lender and as Documentation Agent

By
Name

Title

Address:

333 S. Grand Avenue, 3rd Floor Los Angeles, California 90071
Attention: Charles Lilygren
Telephone: (213) 253-6145
Telecopy: (213) 687-3501

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, in its individual capacity as a Lender and as Co-Syndication Agent

By
Name

Title

Address:

350 S. Beverley Drive #200 Beverly Hills, California 90212
Attention: Scott Kaplan
Telephone: (310) 284-2765
Telecopy: (310) 758-0644

WELLS FARGO BANK, N.A., in its individual capacity as a Lender and as Documentation Agent

By	/s/ Charles Lilygren
	Name	Charles Lilygren
	Title	Vice President

Address:

333 S. Grand Avenue, 3rd Floor Los Angeles, California 90071
Attention: Charles Lilygren
Telephone: (213) 253-6145
Telecopy: (213) 687-3501

[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC

By	/s/ Dennis King

Name Dennis King
Title Assistant Vice President

Address:

2450 Colorado Avenue Suite 3000 Santa Monica, California 90404
Attention: Dennis King
Telephone: (310) 453-7220
Telecopy: (310) 453-7477

UNION BANK OF CALIFORNIA, N.A.

By
Name

Title

Address:

445 S. Figueroa Street, 10th Floor Los Angeles, California 90071
Attention: Robert Peterson
Telephone: (213) 236-4182
Telecopy: (213) 236-7558

[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC

By
Name

Title

Address:

2450 Colorado Avenue Suite 3000 Santa Monica, California 90404
Attention: Dennis King
Telephone: (310) 453-7220
Telecopy: (310) 453-7477

UNION BANK OF CALIFORNIA, N.A.

By	/s/ Jon Strayer
Name JON STRAYER
Title VICE PRESIDENT

Address:

445 S. Figueroa Street, 10th Floor Los Angeles, California 90071
Attention: Robert Peterson
Telephone: (213) 236-4182
Telecopy: (213) 236-7558

[Signature Page to Credit Agreement]

PNC BANK NATIONAL ASSOCIATION

By	/s/ Gregory J. Hall
Name GREGORY J. HALL
Title Vice President

Address:

2 North Lake Avenue Pasadena, California 91101
Attention: Gregory J. Hall
Telephone: (626) 432-6103
Telecopy: (626) 432-4589

[Signature Page to Credit Agreement]

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of December 5, 2003, among Unified Western Grocers, Inc., the Guarantors party thereto, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $                . Your Percentage of the unpaid Reimbursement Obligation is $                ] or [                 has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $                . Your Percentage of the returned Reimbursement Obligation is $                .]

Very truly yours, HARRIS TRUST AND SAVINGS BANK, as L/C Issuer

By

Name

Title

EXHIBIT B

NOTICE OF BORROWING

Date:                     ,

To:	Harris Trust and Savings Bank, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of December 5, 2003 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Unified Western Grocers, Inc., the Guarantors, certain Lenders which are signatories thereto, and Harris Trust and Savings Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Unified Western Grocers, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                 ,             .

2. The aggregate amount of the proposed Borrowing is $                .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $                 of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be                  months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or will result from such proposed Borrowing.

UNIFIED WESTERN GROCERS, INC.

By

Name

Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:                 ,

To:	Harris Trust and Savings Bank, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of December 5, 2003 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Unified Western Grocers, Inc., the Guarantors, certain Lenders which are signatories thereto, and Harris Trust and Savings Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Unified Western Grocers, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is                 ,             .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $                .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be                  months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or will result from such proposed [conversion] [continuation].

UNIFIED WESTERN GROCERS, INC.

By

Name

Title

EXHIBIT D-1

REVOLVING NOTE

U.S. $	,

FOR VALUE RECEIVED, the undersigned, Unified Western Grocers, Inc., a California corporation (the “Borrower”), hereby promises to pay to the order of                              (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of                              Dollars ($                ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of December 5, 2003, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

UNIFIED WESTERN GROCERS, INC.

By
Name
Title

EXHIBIT D-2

SWING NOTE

U.S. $15,000,000.00	,

FOR VALUE RECEIVED, the undersigned, Unified Western Grocers, Inc., a California corporation (the “Borrower”), hereby promises to pay to the order of Harris Trust and Savings Bank (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of December 5, 2003, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

UNIFIED WESTERN GROCERS, INC.

By
Name
Title

EXHIBIT E

UNIFIED WESTERN GROCERS, INC.

BORROWING BASE CERTIFICATE

                    , 20

Harris Trust and Savings Bank,

As Administrative Agent for the Lenders

111 West Monroe

Chicago, Illinois 60603

Attention: Food Group

Re:	Credit Agreement dated as of December 5, 2003 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among Unified Western Grocers, Inc., as the borrower (the “Borrower”), the Guarantors, the financial institutions from time to time party thereto and named as Lenders therein (the “Lenders”), and Harris Trust and Savings Bank, as the administrative agent (the “Administrative Agent”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement. The capitalized terms used in this Borrowing Base Certificate and not defined herein have the same meaning as given to them in the Credit Agreement.

Pursuant to Section 7.1 or Section 8.5 of the Credit Agreement, the Borrower hereby certifies as follows:

1. The information furnished in Schedules 1 and 2 attached hereto was true, accurate and complete as of the last day of the fiscal month on the date of this Borrowing Base Certificate. The calculation of each item is subject to the more detailed description thereof set forth in the Credit Agreement.

2. Except as disclosed in Schedule 2 attached hereto, all representations and warranties of the Borrower stated in the Credit Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date are true, accurate and complete in all material respects as of such date; and provided, further that the representations and warranties set forth in Section 6 of the Credit Agreement shall be deemed to be made with respect to the financial statements most recently delivered to the Administrative Agent pursuant to Section 8.5 of the Credit Agreement.

3. Such review has not disclosed the existence during or at the end of such accounting period, and the undersigned does not have knowledge of the existence as of the date hereof of any Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto.

IN WITNESS WHEREOF, this Borrowing Base Certificate is executed by the undersigned this          day of                 , 20      .

BORROWER	UNIFIED WESTERN GROCERS, INC., a California corporation

By
Name

Title

SCHEDULE 1 TO

BORROWING BASE CERTIFICATE

Dated

1. An amount equal to eighty-five percent (85%) of the value of the Eligible Accounts (as shown on Schedule 2).	$

2. An amount equal to sixty-five percent (65%) of the value of the Eligible Inventory (as shown on Schedule 2).	$

3. The amount of all outstanding Secured Grower Payables (as shown on Schedule 2).	$

4. Borrowing Base: Line 1 plus 2 minus 3	$

SCHEDULE 2 TO

BORROWING BASE CERTIFICATE

Dated:                 , 20

A.	RECEIVABLES IN BORROWING BASE

1. Total Accounts		$

Less

(a) Bankrupt and Legal	$

(b) Inter Company	$

(c) Corporate Stores	$

(d) Containers	$

(e) Late Fees	$

(f) Real Estate	$

(g) Grocers Capital	$

(h) Receivable over 29 Past Due	$

(i) Military	$

(j) Excess Cash Deposits	$

(k) Price Reservation	$

Plus

(a) Vendor receivable	$

Less

(a) Vendor Allow	$

(b) Member Rebates	$

Plus

(a) Top 10 Account if over 29 Past Due Exceeds 25%	$

(b) Any Account in Excess of 10% Total Volume	$

(c) Estimated Credits in Over-Age	$

(d) Foreign without L.C.	$

(e) Set Asides	$

TOTAL ELIGIBLE		$

B.	TOP 10 ACCOUNTS

	Total	Past Due over 29 Days	%
[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

[ ]	$	$

C.	INVENTORY

	Commerce	Portland	Consolidated Totals
Total Inventory	$	$	$

Less

Perishable	$	$	$

Consigned	$	$	$

Cig. Stamp and Supplies	$	$	$

Capitalized Inventory Cost	$	$	$

Deferred Stock Gains	$	$	$

Total Eligible Inventory	$	$	$

@ 65%	$	$	$

85% of the Value of the Eligible Consolidated Accounts Receivable	$

65% of the Value of the Eligible Consolidated Inventory	$

The amount of all outstanding Secured Grower Payables	$

A – Borrowing Base	$

B – Loan Commitment	$

Lower of A or B	$

Loan Balance	$

Availability	$

Less Letters of Credit	$

Loan Availability	$

Dated as of this day of .

UNIFIED WESTERN GROCERS, INC.

By

Name
Title

SCHEDULE 3 TO BORROWING BASE CERTIFICATE

Dated

LIST OF EXCEPTIONS

Condition(s) or event(s) constituting a Default or an Event of Default

Period of existence

Remedial action with respect to such condition or Default

EXHIBIT F

UNIFIED WESTERN GROCERS, INC.

COMPLIANCE CERTIFICATE

To:	Harris Trust and Savings Bank, as

Administrative Agent under, and the

Lenders party to, the Credit Agreement

described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of December 5, 2003, among us (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE BORROWER HEREBY CERTIFIES THAT:

1. The Borrower has reviewed the terms of the Credit Agreement and has made, or have caused to be made, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

2. No Default or Event of Default has occurred during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

3. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

4. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best knowledge of the Borrower, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 2 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                      20      .

UNIFIED WESTERN GROCERS, INC.

By
Name

Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

UNIFIED WESTERN GROCERS, INC.

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF DECEMBER 5, 2003

CALCULATIONS AS OF                     ,

A.	Total Funded Debt to EBITDAP (Section 8.22(a)

Rolling 4 Quarters

1.	Total Funded Debt (see attached detail)	$

2.	Net income (loss) before tax	$

3.	Plus non-cash:

	Extraordinary Items	$

	Discontinued Operations	$

4.	Adjusted Net Income (loss) (sum of A2 plus A3)	$

5.	Plus:

	Taxes	$

	Interest Expenses	$

	Depreciation	$

	Amortization	$

	Patronage Dividends	$

	Other non-cash expenses (see attached detail)	$

6.	EBITDAP (sum of A4 plus A5)	$

7. Ratio of Line A1 to A6	:1.0

8. Line A7 ratio must not exceed	:1.0

9. The Borrower is in compliance (circle yes or no)	yes/no

B.	Tangible Net Worth (Section 8.22(b)) (measured annually)

1. Shareholder Equity	$

2. Plus Required Deposits	$

3. Plus Patronage Dividend Certificates	$

4. Plus Subordinated Redemption Notes	$

5. Less Intangible assets (itemize and describe)	$

6. Tangible Net Worth	$

7. Line B6 shall not be less than	$80,000,000

8. The Borrower is in compliance (circle yes or no)	yes/no

C.	Fixed Charge Coverage Ratio (Section 8.22 (c))

1. EBITDAP (Line A6 above)	$

2. Regularly scheduled installments of principal of Total Funded Debt	$

3. Interest Expense for past 4 quarters	$

4. Sum of Lines C2 and C3	$

5. Ratio of Line C1 to Line C4	:1.0

6. Line C5 ratio must not be less than	1.80:1.0

7. The Borrower is in compliance (circle yes or no)	yes/no

D.	Capital Expenditures (Section 8.22(d))

1. Year-to-date Capital Expenditures	$

2. Maximum permitted amount	$

3. Plus Prior Year Carryover	$

4. Total Permitted Amount	$

5. The Borrower is in compliance (circle yes or no)	yes/no

EXHIBIT G

ADDITIONAL GUARANTOR SUPPLEMENT

                    ,

Harris Trust and Savings Bank, as Administrative Agent for the Lenders named in the Credit Agreement dated as of December 5, 2003, among Unified Western Grocers, Inc., as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours, [NAME OF SUBSIDIARY GUARANTOR]

By
Name

Title

EXHIBIT H

ASSIGNMENT AND ACCEPTANCE

Dated                     ,

Reference is made to the Credit Agreement dated as of December 5, 2003 (the “Credit Agreement”) among Unified Western Grocers, Inc., the Guarantors party thereto, the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                                               (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a             % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that as of the date hereof (A) its Commitment is $                    , (B) the aggregate outstanding principal amount of Revolving Loans made by it under the Credit Agreement that have not been repaid is $             and a description of the interest rates and interest periods of such Loans is attached as Annex 1 hereto, and (C) the aggregate principal amount of Assignor’s Percentage of outstanding L/C Obligations is $            ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(b) and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4. As consideration for the assignment and sale contemplated in Annex 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds an amount equal to $                    *. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                  (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. In accordance with Section 13.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Commitments and new Notes to the Assignor in the amount of its Commitments after giving effect to this assignment.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]

By
Name

Title

[Assignee Lender]

By
Name

Title

Lending office (and address for notices):

Accepted and consented this day of UNIFIED WESTERN GROCERS, INC. *

By
Name

Title

Accepted and consented to by the Administrative Agent and L/C Issuer this day of HARRIS TRUST AND SAVINGS BANK, as Administrative Agent and L/C Issuer

By
Name

Title

*	if required pursuant to Section 13.12 of the Credit Agreement

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

PRINCIPAL AMOUNT	TYPE OF LOAN	INTEREST RATE	MATURITY DATE

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT	SWING LINE COMMITMENT
Harris Trust and Savings Bank	$43,750,000	$15,000,000

Bank of America, N.A.	$43,750,000	$0

General Electric Capital Corporation	$43,750,000	$0

Wells Fargo Bank, N.A.	$30,000,000	$0

Union Bank of California	$25,000,000	$0

Wells Fargo Foothill, LLC	$13,750,000	$0

PNC Bank National Association	$10,000,000	$0

TOTAL	$210,000,000	$15,000,000

SCHEDULE 5.1

FISCAL QUARTER ENDS

Quarter	Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007
1st	12/27/03	1/1/05	12/31/05	12/30/06

2nd	3/27/04	4/2/05	4/1/06	3/31/07

3rd	6/26/04	7/2/05	7/1/06	6/30/07

4th	10/2/04	10/1/05	9/30/06	9/29/07

SCHEDULE 6.2

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION	PERCENTAGE OWNERSHIP	OWNER
Banner Marketing, Inc.	California	100%	Borrower

Certified Grocers of California, Ltd.	California	100%	Borrower

United Grocers, Inc.	Oregon	100%	Borrower

Grocers and Merchants Insurance	California	100%	Borrower

Service, Inc. (“GMIS”)

Grocers Capital Company(“GCC”)	California	100%	Borrower

*Grocers Specialty Company	California	100%	Borrower

*Grocers Development Center, Inc.	California	100%	Borrower

Preferred Public Storage Company	California	100%	Borrower

*Crown Grocers, Inc. (“CGI”)	California	100%	Borrower

Grocers General Merchandise	California	100%	Borrower

Company

Unified International, Inc.	Delaware	100%	Borrower

Springfield Insurance Company	California	100%	GMIS

*Sav Max Foods, Inc. (“Sav Max”)	California	100%	GCC (10% - common)
			CGI (90% - common)

Northwest Process, Inc.	Oregon	100%	Borrower

R&R Liquidating Corporation	Oregon	100%	Borrower

U.G. Resources, Inc.	California	100%	Sav Max

United Resources, Inc.	Oregon	100%	Borrower

Western Security Services, Ltd.	Oregon	100%	Borrower

Western Passage Express, Inc.	Oregon	100%	Borrower

Springfield Insurance Company	Bermuda	100%	GMIS

Limited

Grocers and Merchants	California	100%	GMIS

Management Company

*	Significant Subsidiaries

SCHEDULE 8.7 (H)

EXISTING INDEBTEDNESS

Lender/Maker	Description	September 27, 2003 Balance

John Hancock	Note Purchase Agreement dated September 29, 1999, expiring April 1, 2008, with interest at 7.97% principal and interest payable monthly [Same indebtedness as identified in Section 8.7(e)]	$63,146,000

John Hancock	Note Purchase Agreement dated September 29, 1999 expiring October 1, 2009, with interest at 8.96% interest only payable monthly [Same indebtedness as identified in Section 8.7(e)]	$41,180,000

National Cooperative Bank	$10 million Credit Agreement for the benefit of Grocers Capital Company expiring October 31, 2004 with interest at prime + 2.50%.	$—

Patronage Dividend Certificates	Subordinated Patronage Dividend Certificates, due December 2007. Interest rate determined annually by Board of Directors. Current rate = 3%	$3,141,000

Former United Shareholders	Subordinated Capital Investment Notes	$15,462,000

Former United Shareholders	Subordinated Residual Stock Notes	$522,000

Former United Shareholders	Subordinated Redemption Notes	$1,792,000

Various	Capital Lease Obligations	$2,839,000

Rabobank	Interest Rate Collar A five year interest rate collar agreement dated February 1999. Notional amount of $50 million. LIBOR interest rate cap of 6.0% and floor of 4.94%. Liability as of September 27, 2003 =	$967,288

SCHEDULE 8.7 (J)

EXISTING GUARANTIES OF PATRONS’ OBLIGATIONS

AS OF NOVEMBER, 2003

LESSEE	LOCATION	LESSOR	MONTHLY PAYMENT	REMAINING TERM		PURPOSE (STORE OR EQUIPMENT)	PERCENTAGE OR GUARANTY
				GUARANTEE EXPIRES	MONTHS REMAINING

1 K. V. Mart	Canoga Park, CA	Market Venture LLC	$29,498	2/1/04	3	Store	100%

2 P. W. Supermarkets	Castro Valley, CA	Spy Union Limited Partnership	39,942	6/30/05	20	Store	100%

3 SavMax #102/Cost Less	Ceres, CA	Sanders Construction Co. (Steven Sanders)	34,425	1/15/05	14	Store	100%

4 Andronico's	Danville, CA	Basil Christopoulos and Eleni Gianopulos	71,750	11/30/08	61	Store	100%

5 Big Saver	La Puente, CA	Paul J. Brazeau	8,333	12/31/08	62	Store	100%

6 E & T - King Ranch	Las Vegas, NV	Deerfield Company	29,167	11/30/10	86	Store	100%

7 K. V. Mart	Los Angeles, CA (North Hills)	Webber 1990 Revocable Trust (Michael and Arlene Webber)	31,880	11/1/11	97	Store	100%

8 K. V. Mart	Lynwood, CA	K. V. C. C. A. Property Company	39,100	6/1/04	7	Store	100%

9 KS Sports	Paramount, CA	Hynes Packing Company	10,970	4/30/04	6	Store	100%

10 SavMax #105	Sacramento, CA	PNP Tri-Equities Investment Pool, L.P.	46,782	11/30/08	61	Store	100%

11 Fiesta Mexicana	San Bernardino, CA	Alamo San Bernardino, LLC	19,131	8/31/08	58	Store	100%

12 Albeco-Mollie Stones	San Bruno, CA	AMB Retail Income Fund, Inc.	27,294	8/31/04	10	Store	100%

13 Cala	San Francisco, CA (24th)	Bell Shareholders	16,351	2/1/09	64	Store	100%

14 Cala	San Francisco, CA (Silver)	Bell Shareholders	10,901	2/1/09	64	Store	100%

15 P. W. Supermarkets	San Jose, CA	Brokaw Interests	29,952	5/1/17	164	Store	100%

16 Mac Ber Jax	Santa Fe Springs, CA	WTC Santa Fe Springs Investments, Ltd.	10,417	10/31/07	48	Store	100%

17 SavMax #103	Vacaville, CA	Kirkpatrick Family Revocable Trust	33,333	4/21/07	42	Store	100%

18 MarVal	Valley Springs, CA	Valley Oaks Center	10,080	12/31/08	62	Store	100%

19 Andronico’s	Walnut Creek, CA	Plaza Escuela, LLC.	82,688	10/18/08	60	Store	100%

SCHEDULE 8.8

EXISTING LIENS

Lender/Maker	Description	September 27, 2003 Debt Balance

John Hancock	Liens on Unified Personal Property and Real Property based on the Senior Note Agreement dated September 29, 1999, expiring April 1, 2008	$63,146,000

John Hancock	Liens on Unified Personal Property and Real Property based on the Senior Note Agreement dated September 29, 1999, expiring October 1, 2009	$41,180,000

General Electric Capital Corporation	Capital Lease Agreement dated March 1, 1979 expiring December 5, 2004 for acquiring mechanized warehouse equipment (Rapistan, racking and related material handling equipment)	$2,159,639

CIT Technology Financing Services, Inc.	Capital Lease Agreement (#102942) dated December 17, 2001 expiring November 2006 for acquiring computer equipment (IBM servers and related equipment) located in Portland, Oregon	$514,712

CIT Technology Financing Services, Inc.	Capital Lease Agreement (#122274) dated February 27, 2002 expiring January 2007 for acquiring computer equipment (printers) located in Portland, Oregon	$164,543

SCHEDULE 8.9

INVESTMENTS

As of September 27, 2003

EQUITY INVESTMENTS

Borrower’s equity investments:

C & K Market, Inc.	Preferred Stock	$8,000,000

North State Grocery, Inc.	Common Stock (15+% ownership)	1,750,000

Western Family Holding Company	Common Stock (19% ownership)	5,452,000

DEBT INVESTMENTS

Borrower and certain of its Subsidiaries provide financing support to certain members of Borrower from time to time, in the form of loans and loan guarantees.

Borrower Loans

North State Grocery, Inc.	$1,598,510
Hope Mart	748,058
Centro Mart	269,407
Nielsen’s Market, Inc.	250,000
Banibashar and Mirhashemi	217,048
PW Supermarket	125,000
AJ Markets	93,750
Reeds Ranch Sentry	22,214
Alamo Foods	4,334
Inventory Deferred Loans	305,148

Borrower Loan Guarantees:

C & K Market, Inc.	$280,849
Lamko, LLC (Oregon Business Bank)	103,629
Lamko, LLC (GE Capital)	12,981

SCHEDULE 8.9

INVESTMENTS

As of September 27, 2003

INVESTMENTS IN SUBSIDIARIES

Name	Type of Operation	Tax ID Number	Jurisdiction of Incorporation

Unified Western Grocers, Inc.	Parent Company	95-0615250	California

1 Grocers and Merchants Insurance Service, Inc.	Provides insurance services to members	95-2106800	California

2 Grocers and Merchants Management Company (owned by Grocers and Merchants Insurance Service, Inc.)	Insurance Services	95-3989317	California

3 Grocers Capital Company	Provides financing to members	95-2957301	California

4 Springfield Insurance Company (owned by Grocers and Merchants Insurance Service, Inc.)	Provides insurance services to members	95-4221587	California

5 Grocers Specialty Company	Distributes specialty grocery products	95-3588697	California

6 Grocers Development Center, Inc.	Provides temporary labor to the Borrower	95-3823987	California

7 Preferred Public Storage Company	Inactive	95-4122864	California

8 Crown Grocers, Inc.	Retail grocery stores	95-4158579	California

9 Grocers General Merchandise Company	Inactive	93-1055569	California

10 Springfield Insurance Company, Limited (owned by Grocers and Merchants Insurance Service, Inc.)	Provides insurance services to members	98-0124658	Bermuda

11 Unified International, Inc.	Provides freight forwarding services for overseas account	95-4511441	Delaware

12 Sav Max Foods, Inc. (owned by Grocers Capital Company (10%) and Crown Grocers, Inc. (90%))	Operates retail grocery stores	95-2915956	California

13 Northwest Process, Inc.	Inactive	93-0909975	Oregon

14 R & R Liquidating Corporation	Inactive	93-1161856	Oregon

15 U.G. Resources, Inc. (owned by Sav Max Foods, Inc.)	Inactive	68-0164126	California

16 United Resources, Inc.	Formerly provided member financing services	93-0976456	Oregon

17 Western Security Services, Ltd.	Inactive	93-1095536	Oregon

18 Western Passage Express, Inc.	Inactive	93-0850788	Oregon

19 Banner Marketing, Inc.	Inactive	95-4612096	California

20 Certified Grocers of California, Ltd.	Name holding company	95-4768107	California

21 United Grocers, Inc.	Name holding company	95-4856501	Oregon